EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Plan Administrator

RTI Bargaining Unit Employee Savings and Investment Plan

We have audited the accompanying statements of net assets available for benefits of RTI Bargaining Unit Employee Savings and Investment Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information contained in Form 5500 Schedule H, Line 4i Schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ciuni & Panichi, Inc.

Cleveland, Ohio

June 27, 2016

RTI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
Investments in RMI Titanium Master Trust, at fair value	$26,476,238	$25,563,343
Notes receivable from participants	998,450	1,070,467
Contributions receivable:
Participant	68,704	—
Employer	30,636	—

Total contributions receivable	99,340	—

Net assets available for benefits	$27,574,028	$26,633,810

The accompanying notes are an integral part of these financial statements.

RTI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2015

2015
Contributions:
Participant	$1,860,947
Employer	678,079
Rollovers	231,889

Total contributions	2,770,915
Net investment income from Master Trust	698,063
Other Income	15,408
Interest income on notes receivable from participants	50,573

Total additions	3,534,959
Deductions:
Participants’ benefits paid	2,395,663
Administrative fees	54,818

Total deductions	2,450,481

Net increase prior to transferred assets	1,084,478
Transfers out	(144,260)

Net increase in net assets available for benefits	940,218
Net assets available for benefits:
Beginning of year	26,633,810

End of year	$27,574,028

The accompanying notes are an integral part of these financial statements.

RTI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The financial statements of the RTI Bargaining Unit Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

CONTRIBUTIONS

Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not yet funded by RTI International Metals, Inc. (the “Company” or the “Plan Sponsor”) are recorded as contributions receivable.

ADMINISTRATIVE EXPENSES

Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures and revenue-sharing credits to reduce administrative expenses.

INVESTMENT FEES

Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.

NOTES RECEIVABLE FROM PARTICIPANTS

Notes receivable from participants are measured at their unpaid balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)

RECENTLY ADOPTED ACCOUNTING STANDARDS

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-12 that updated Topic 962, Defined Contribution Pension Plans, by (Part I) designating contract value as the only required measure for fully benefit-responsive investment contracts, (Part II) eliminating certain disclosures, and (Part III) providing for a measurement-date practical expedient. ASU 2015-12 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The Plan adopted ASU 2015-12 Part I and II effective January 1, 2015 and applied it retrospectively to the 2014 financial statements. Part III is not applicable to the Plan. The adoption of ASU 2015-12 did not have a material impact on the Plan’s Net Assets Available for Benefits.

In May 2015, the FASB issued ASU 2015-07 that updated Topic 820, Fair Value Measurement, by removing the requirement to include investments in the fair value hierarchy for which fair value is measured using the net asset value per share practical expedient. ASU 2015-07 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The Plan adopted ASU 2015-07 effective December 31, 2015 and applied it retrospectively to the 2014 financial statements. The adoption of ASU 2015-07 modified certain disclosures in the notes to the financial statements but did not impact the Plan’s Net Assets Available for Benefits.

NOTE 2 – FAIR VALUE MEASUREMENTS:

The FASB defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Following is a summary of the Plan’s financial assets and their respective levels within the fair value hierarchy as of December 31, 2015:

	Fair Value of Plan Assets
				Investments at
				NAV as a Practical
	Level 1	Level 2	Level 3	Expedient	Total
Mutual Funds	$20,463,165	$—	$—	$—	$20,463,165
Alcoa Common Stock	1,524,619	—	—	—	1,524,619
Common/Collective Trust Fund	—	—	—	4,488,454	4,488,454

	$21,987,784	$—	$—	$4,488,454	$26,476,238

Following is a summary of the Plan’s financial assets and their respective levels within the fair value hierarchy as of December 31, 2014:

	Fair Value of Plan Assets
				Investments at
				NAV as a Practical
	Level 1	Level 2	Level 3	Expedient	Total
Mutual funds	$19,653,636	$—	$—	$—	$19,653,636
RTI Unitized Stock Fund	—	1,997,811	—	—	1,997,811
Common/Collective Trust Fund	—	—	—	3,911,896	3,911,896

	$19,653,636	$1,997,811	$—	$3,911,896	$25,563,343

The Plan’s mutual funds and Alcoa common stock were classified within Level 1 of the fair value hierarchy because they were valued using quoted market prices. The Plan’s RTI unitized stock fund was classified within Level 2 as further explained in Note 3 to the Plan’s Financial Statements. The Plan’s Common/Collective Trust Fund (“CCT”) was valued at Net Asset Value (“NAV”) as a practical expedient.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 3 – INVESTMENTS:

The Plan invested in the Master Trust. The Master Trust invested in mutual funds, a CCT managed by Vanguard, Alcoa Inc. common stock (NYSE: “AA”), and RTI International Metals, Inc. common stock through a unitized stock fund. Investments in mutual funds are managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”) and are valued at fair market value based on published quotations. Investment transactions are recorded as of the trade date. Investments in Alcoa common stock are valued at fair market value based on published quotations. The unitized common stock fund was valued at the net value of participation units which are generally valued by the investment managers based upon quoted market prices of the underlying assets. The CCT was valued at NAV as a practical expedient. Participants can obtain further information concerning the CCT from their separate audited financial statements. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.

COMMON COLLECTIVE TRUST FUND

During the years ended December 31, 2015 and 2014, the Plan held investments in Vanguard Retirement Savings (“VRS”), which is a CCT managed by Vanguard Fiduciary Trust Company (“VFTC”). The VRS provides for the collective investment of assets of tax-exempt pension and profit-sharing plans, primarily in a pool of investment contracts that are issued by insurance companies and commercial banks and in contracts that are backed by bond trusts that are selected by the VRS trustee.

The VRS is included at fair value on the Statements of Net Assets Available for Benefits based on the proportionate share of the ownership of the Plan’s participants.

UNITIZED STOCK FUND

On July 23, 2015, Alcoa Inc. (“Alcoa”) acquired all of the outstanding common stock of the Company and the RTI unitized stock fund was terminated.

Historically, the RTI unitized stock fund allowed the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund was the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.

The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2015		2014
	Shares	Fair Value	Shares	Fair Value
RTI International Metals, Inc. Common Stock (Symbol: RTI)	—	$—	150,773	$3,808,526
Fidelity Institutional Cash Portfolio MM Fund	—	—	157,818	157,818
Other		—		133,181

Total		$—		$4,099,525

The following represents the Plan’s interest in the RTI unitized stock fund as of December 31:

	2015	2014
Unitized fund units held	—	218,661
Per unit price	$—	$9.13

NOTES TO FINANCIAL STATEMENTS (continued)

INVESTMENTS IN PLAN TRUST

At December 31, 2015 and 2014, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RTI Employee Savings and Investment Plan, and the RTI Bargaining Unit Employee Savings and Investment Plan.

At December 31, 2015 and 2014, master trust fund net assets allocated to the Plan totaled $26,476,238 and $25,563,343, respectively.

	2015	2014
At fair value as determined by quoted market prices:
Mutual funds	$163,231,889	$164,450,644
Alcoa common stock	3,236,734	—

At estimated fair value:
RTI unitized stock fund	—	4,099,525

At net asset value used as a practical expedient:
Common/collective trust fund	30,620,417	28,566,187

Investments in trust, at fair value	$197,089,040	$197,116,356

At December 31, 2015 and 2014, the Plan held 13.4% and 13.0%, respectively, of the Master Trust assets.

The following presents the investment income (loss) of the Master Trust for the year ended December 31:

2015
Net appreciation (depreciation) in fair value of investments:
Alcoa common stock	$(165,048)
RTI unitized stock fund	562,066
Mutual funds	(4,952,035)
Dividends	6,010,473

Net investment income	$1,455,456

NOTE 4 – DESCRIPTION OF PLAN:

GENERAL

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.

The Plan, created on March 1, 1987, is a defined contribution plan covering full-time union represented employees who are at least 21 years of age, have completed three months of service, and are hourly employees of RTI’s subsidiaries, including RTI International Metals and RTI Tradco covered by the collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

NOTES TO FINANCIAL STATEMENTS (continued)

On July 23, 2015, Alcoa acquired all of the outstanding common stock of the Company in a stock-for-stock transaction. Under the terms of merger, RTI shareholders received 2.8315 shares of Alcoa common stock for each share of RTI common stock.

CONTRIBUTIONS

There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.

Participants may contribute from 1% to 25% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet.

The Company may make annual discretionary profit sharing contributions in an amount to be determined at Plan year end by the Board of Directors. Profit sharing contributions, if any, made to the Plan by the Company will be allocated to participant accounts in the ratio that the participant’s eligible compensation bears to the total eligible compensation paid to all eligible participants.

Generally, employees hired on or after October 15, 2003 will receive a non-discretionary employer matching contribution equal to 50% of the first 4% of employee contributions and a discretionary employer contribution of 2% of wages.

Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant.

In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.

PLAN TRANSFERS

During 2015, certain employees became eligible to enroll in and transfer funds to one of the other two plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $144,260.

PARTICIPATION

An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.

PARTICIPANTS’ ACCOUNTS

Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.

VESTING

Participants are immediately vested in their rollover contributions and voluntary contributions, plus actual earnings thereon. Vesting in the Company contributions portion of their accounts, plus actual earnings thereon, is based on years of continuous service. A participant is 100% vested after three years of credited service.

NOTES TO FINANCIAL STATEMENTS (continued)

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

•	Retirement;

•	Termination of employment with the Company; or

•	Death

Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of his or her vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.

NOTES RECEIVABLE FROM PARTICIPANTS

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing vested account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan and are secured by the balance in the participant’s account. Loans bear interest at rates that range from 4.25% to 10.25%, which are commensurate with the current market rate when made.

FORFEITURES

If a participant terminates his or her employment and is less than 100% vested in his or her share of the employer contributions, he or she will forfeit the non-vested portion of his or her employer contributions. Forfeited account balances are retained in the Plan and will first be used to reduce administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2015 and 2014 totaled $2,559 and $19,160, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2015 totaled $34,423. Administrative fees of $4,643 were paid by Plan participants for transaction based fees.

REVENUE-SHARING CREDITS

The Plan earns revenue-sharing credits from certain investment funds. The revenue-sharing credits may be used to pay Plan expenses. The Plan had revenue-sharing credits at December 31, 2015 and 2014 of $6,642 and $7,085, respectively. Revenue-sharing credits allocated to pay administrative expenses of the Plan during the year ended December 31, 2015 totaled $15,752.

ADMINISTRATION

The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the revenue-sharing credits and the forfeited non-vested employer contributions under the termination provision.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5 – INCOME TAXES:

The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on March 31, 2014, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the IRC. The Administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date and no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 6 – PARTY-IN-INTEREST:

Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of Alcoa and the Company. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered party-in-interest transactions relate to normal plan management and administrative services, and the related payment of fees.

NOTE 7 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

2014
Net assets available for benefits per the financial statements	$26,633,810

Adjustment from contract value to fair value for fully benefit responsive investment contracts	120,085

Net assets available for benefits per the Form 5500	$26,753,895

Form 5500 Schedule H, Line 4i

SCHEDULE OF ASSETS

(Held at End of Year)

RTI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

DECEMBER 31, 2015

EIN: 31-0875005, PLAN #: 006

(a)	Identity of issue (b)	Description of investment (c)		Cost (d)		Current Value (e)
*	Master Trust Fund	Common Stock, Common Collective Trust, and Mutual Funds		N/A	**	$26,476,238
*	Notes receivable from participants	Interest Rates High 10.25%, Low 4.25%		-0-		998,450

			Total:			$27,474,688

*	Party-in-interest
**	Historical cost has not been presented as all investments are participant directed.